AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 10th day of March 2008, to be effective as of the 28th day of February 2008 (the “Agreement Date”), by and among MICRO MAMMOTH SOLUTIONS, INC., a Nevada corporation (“MIMS”); ADVANCED BLAST PROTECTION, INC., a Florida corporation (“ABP”); ABP ACQUISITION CORP., a Florida corporation (“Mergerco”); MARTIN MILLER (“Miller”), JASON MYATT (“Myatt”), DR. WARREN R. PHILLIPS (“Phillips”); and JAMES WATSON, an individual (the “MIMS Principal Stockholder”). Miller, Myatt and Phillips are hereinafter collectively referred to as the “ABP Principal Stockholders.” MIMS, ABP, Mergerco, the ABP Principal Stockholders, and the MIMS Principal Stockholder are hereinafter sometimes collectively referred to as the “Parties.”

Recitals

A.  The Board of Directors of MIMS, the Board of Directors of Mergerco and the MIMS Principal Stockholder each deem it advisable and in the best interest of MIMS and Mergerco for Mergerco to be merged with and into ABP under the laws of the State of Florida, with ABP as the surviving corporation of such merger (the “Merger”), and the Board of Directors of MIMS and Mergerco and the MIMS Principal Stockholder have each approved and adopted the form, terms and provisions of this Agreement and the Merger.

B. The Board of Directors of ABP and the ABP Principal Stockholders each deems the Merger advisable and in the best interest of ABP and its shareholders, and the Board of Directors of ABP and the ABP Principal Stockholders have each approved and adopted the form, terms and provisions of this Agreement and the Merger.

C.  The ABP Principal Stockholders are directors, executive officers and/or principal shareholders of ABP, and the MIMS Principal Stockholder is an executive officer and the principal shareholder of MIMS, and such Parties are entering into this Agreement as an inducement to the other Parties hereto.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. - THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Section 607.1101 et. seq. of the Florida Business Corporation Act of the State of Florida (the “Florida Corporation Law”), as at the Effective Time of the Merger, Mergerco shall be merged with and into ABP. Following the Effective Time, the separate corporate existence of Mergerco shall cease and ABP shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Mergerco in accordance with the Florida Corporation Law.

1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file an article of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the Florida Corporation Law and shall make all other filings or recordings required under the Florida Corporation Law . The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Florida Secretary of State, or at such other time as MIMS and ABP shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Florida Corporation Law.

1.4 Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of ABP as in effect immediately following the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The bylaws of ABP as in effect immediately following the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5 Directors.

(a) The board of directors of ABP immediately prior to the Effective Time shall constitute the entire members of be the board of directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Subject to the provision of paragraph 6.7 At the Effective Time of the Merger all of the members of the Board of Directors of MIMS shall tender their resignations and the board of directors of ABP immediately prior to the Effective Time shall constitute the entire members of be the board of directors of MIMS until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Officers.

(a) The officers of ABP immediately prior to the Effective Time shall constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) At the Effective Time of the Merger all of the officers of MIMS shall tender their resignations and officers of ABP immediately prior to the Effective Time shall constitute all of the officers of MIMS until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital of ABP, Mergerco or MIMS:

(a) MIMS Common Stock. Each issued and outstanding share of MIMS Common Stock shall remain issued and outstanding following the Effective Time of the Merger, except as otherwise provided in Section 1.7(g)below.

(b) ABP Treasury Stock. Each share of ABP’s common stock, par value $0.001 per share (“ABP Common Stock”) that is held in the treasury of ABP or by any wholly owned subsidiary of ABP and each share of ABP Common Stock that is owned by MIMS shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Mergerco Common Stock. Each share of common stock, $0.01 par value per share, of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one issued, fully paid and nonassessable share of common stock , par value $0.01 per share of the Surviving Corporation.

(d) ABP Common Stock. As at the Effective Time, by virtue of the Merger:

(i) Without any action on the part of the holder of any shares of ABP Common Stock or any shares of capital stock of MIMS, Mergerco or the Surviving Corporation, each of full share of ABP Common Stock that is issued and outstanding as at the Effective Time of the Merger, shall be converted into the right to receive one (1) full share of Common Stock of MIMS (the “Exchange Ratio”). As of the Effective Time, all such shares of ABP Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of ABP Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable number of shares of MIMS Common Stock, without interest.

(ii) In addition to the shares of MIMS Common Stock issued pursuant to Section 1.7(d)(i) above, as at the Effective Time, MIMS shall reserve for issuance from its authorized and unissued shares of MIMS Common Stock, the difference between (A) Twenty-Six Million Four Hundred and Sixteen Thousand (26,416,000) shares of MIMS Common Stock, and (B) the aggregate number of shares of ABP Common Stock that are issued and outstanding as at the Effective Time of the Merger (the “Reserved MIMS Merger Shares”). Such Reserved MIMS Merger Shares have been reserved for issuance to the ABP Additional Stockholders. In the event and to the extent that any of such Reversed MIMS Shares are not so issued to the ABP Additional Stockholders by June 30, 2008, such unissued Reserved MIMS Merger Shares shall promptly thereafter be issued to Miller and Myatt on an pro-rata basis, based upon the amount by which (x) the number of shares of MIMS Common Stock issued to each of Miller and Myatt at as the Effective Time of the Merger, bears to (y) all shares of MIMS Common Stock that were issued to both Miller and Myatt as at the Effective Time of the Merger.

(iii) Notwithstanding the foregoing, it is the intention of the Parties hereto that all of the ABP Stockholders shall own and (including the subsequent issuance of Reserved MIMS Merger Shares but excluding the Placement Agent Shares) be entitled own of record immediately after giving effect to the Merger an aggregate of Twenty-Six Million Four Hundred and Sixteen Thousand (26,416,000) shares of MIMS Common Stock; which shares of MIMS Common Stock shall represent not less than 88.053% of the issued and outstanding shares of MIMS Common Stock on a fully-diluted basis, after giving effect to the exercise of all options or warrants or securities convertible into MIMS Common Stock that are issued and outstanding immediately prior to the Effective Time of the Merger (the “MIMS Fully-Diluted Common Stock”). Accordingly, it is expressly understood and agreed that in the event that the aggregate number of issued and outstanding shares of MIMS Fully-Diluted Common Stock immediately prior to the Effective Time of the Merger shall be less than or greater than an aggregate of Three Million Five Hundred and Eighty Four Thousand (3,584,000) shares MIMS Common Stock, then and in such event (A) the aforesaid Exchange Ratio, (B) the aggregate number of shares of MIMS Common Stock issued to all ABP Stockholders as at the Effective Time of the Merger, and (C) the aggregate number of Reserved MIMS Merger Shares issued to all ABP Stockholders following the Effective Time of the Merger, shall each be appropriately adjusted so that, immediately after the Effective Time of the Merger, all of such ABP Stockholders shall own and be entitled to own of record 88.053% of the MIMS Fully-Diluted Common Stock.

(iv) Upon the Effective Date the Placement Agent Shares shall be converted into Mims Common Stock in accordance with paragraph 1.7(d)(i) but such shares shall not be included in the percentages set forth in paragraph 1.7(d)

(e) Outstanding ABP Notes. By virtue of the Merger and without any action on the part of any holder of a maximum aggregate of (i) $15,000,000 principal amount of 10% convertible secured promissory notes of ABP due February 28, 2009 that may be issued by ABP prior to the Effective Time of the Merger, and (ii) $1,500,000 principal amount of 10% Notes of ABP that were exchanged for a like principal amount of 10% Interim Notes of ABP issued prior to the date of this Agreement (collectively, the “ABP Notes”), each of the ABP Notes issued and outstanding as of the Effective Time shall automatically be deemed to be exchanged for and converted into an identical principal amount of 10% convertible secured promissory note of MIMS, as the Surviving Corporation (individually, an “MIMS Note” and collectively, as the “MIMS Notes”). Such MIMS Notes shall: (i) be due and payable on February 28, 2009, and (ii) be convertible by the holder at any time commencing ninety (90) days following the Effective Time and prior to their February 28, 2009 maturity date into shares of MIMS Common Stock (the “Conversion Shares”) at a conversion price (the “Conversion Price”) set forth in such MIMS Notes. A true copy of the form of the MIMS Notes is annexed hereto as Exhibit A and made a part hereof.

(f) ABP Warrants. As at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding ABP Warrants, each of the ABP Warrants issued and outstanding as of the Effective Time shall automatically be deemed to be exchanged for and converted into an identical amount of warrants (the “MIMS Warrants”) to purchase that number of shares of MIMS Common Stock as shall equal the identical number of shares of ABP Common Stock issuable upon exercise of the ABP Warrants, and shall contain such other terms and conditions as are set forth in the forms of the MIMS Warrants annexed hereto as Exhibits B-1 through B-3 and made a part hereof.

(g) ABP Options. As at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding ABP stock options, each of the ABP stock options issued and outstanding as of the Effective Time shall automatically be deemed to be exchanged for and converted into an identical amount of warrants (the “MIMS Options”) to purchase that number of shares of MIMS Common Stock as shall equal the identical number of shares of ABP Common Stock issuable upon exercise of the ABP stock options.

(h) MIMS Common Stock Owned by ABP. As at the Effective Time, each issued and outstanding share of MIMS Common Stock, if any, that is owned of record by ABP immediately prior to the Effective Time of the Merger shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.8 Exchange of ABP Instruments.

(a) MIMS shall designate Spencer Clarke LLC and Jesup & Lamont Securities, Inc., or another Person reasonably acceptable to ABP, to act as exchange agents in the Merger (the “Exchange Agents”), and, from time to time on, prior to or after the Effective Time, MIMS shall make available, or cause the Surviving Corporation to make available, to the Exchange Agents shares of MIMS Common Stock in amounts and at the times necessary for the delivery of the Merger Consideration, and the MIMS Notes and MIMS Warrants (collectively, the “MIMS Securities”) to be delivered upon surrender of certificates representing the shares of ABP Common Stock converted into Merger Consideration and the ABP Notes and Inasmuch as the ABP Notes and ABP Warrants are automatically converted into a like amount of MIMS Notes and MIMS Warrants upon consummation of the Merger, the physical exchange of such ABP Notes and ABP Warrants for MIMS Notes and MIMS Warrants is not required, but such ABP Securities may be exchanged for MIMS Securities at the discretion of the holders thereof.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agents shall mail to each holder of record on the Record Date of ABP Common Stock, ABP Notes and ABP Warrants (collectively, “ABP Securities”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing shares of ABP Common Stock and ABP Notes and other ABP Securities (collectively, “ABP Instruments”) shall pass, only upon delivery of the ABP Instruments to the Exchange Agents and shall be in a form and have such other provisions as MIMS may reasonably specify) and (ii) instructions for use in effecting the surrender of the ABP Instruments in exchange for the Merger Consideration and (if requested by the holders of ABP Notes and ABP Warrants) the MIMS Notes and MIMS Warrants. Upon surrender of a ABP Instrument for cancellation to the Exchange Agents or to such other agent or agents as may be appointed by MIMS, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agents, the holder of such ABP Instrument shall be entitled to receive in exchange therefor the amount of Merger Consideration and amount of MIMS Notes and MIMS Warrants theretofore represented by such ABP Instruments which shall have been converted or exchange pursuant to Section 1.7, and the ABP Instruments so surrendered shall forthwith be canceled. In the event any ABP Instruments shall have been lost, stolen or destroyed, MIMS may, in its discretion and as a condition precedent to the delivery of the Merger Consideration, and the MIMS Notes and MIMS Warrants in respect of the ABP Instruments, require the owner of such lost, stolen or destroyed ABP Instrument to deliver a affidavit or bond in such amount or form as it may reasonably direct as indemnity against any claim that may be made against MIMS, the Surviving Corporation or the Exchange Agents.

(c) All Merger Consideration delivered upon the surrender of shares of ABP Common Stock, ABP Notes and ABP Warrants in accordance with the terms of this Section 1.8 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of ABP Common Stock, ABP Notes and ABP Warrants represented by such ABP Instruments. At the Effective Time, the stock transfer books and note register of ABP shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of ABP Common Stock, ABP Notes and ABP Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, ABP Instruments are presented to the Surviving Corporation or the Exchange Agents for any reason, they shall be canceled and exchanged as provided in this Section 1.8.

1.9 Holders of Record of ABP Common Stock. Only holders of record of shares of ABP Common Stock as at the Effective Time of the Merger shall be entitled to receive shares of MIMS Common Stock, as Merger Consideration as of the Effective Time of the Merger.

1.10 Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Hodgson Russ LLP, counsel to ABP, at its office in New York, New York, within five days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as MIMS and ABP shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than a date which shall be the earlier to occur of (i) ten (10) business days following delivery of the audited financial statements of Labock for the two fiscal years ended December 31, 2007 and the unaudited financial statements of Labock for the two comparative fiscal quarters ended March 31, 2007 and March 31, 2008, or (ii) July 31, 2008. On the Closing Date the Parties shall consummate the Merger and cause the Certificate of Merger to be filed at such Closing with the Secretary of State of the State of Florida.

1.11 Change of Corporate Name. On or promptly following the Effective Time of the Merger, pursuant to the MIMS Restated Charter, MIMS shall change its corporate name to “ADVANCED BLAST PROTECTION CORPORATION” or such other corporate name as shall be acceptable to the ABP Principal Stockholders.

ARTICLE II - CERTAIN DEFINITIONS

In addition to other terms defined herein, as used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other person controlling, controlled by or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties and/or the Merger.

“ABP Common Stock” means the 100,000,000 shares of common stock, $0.001 par value per share, of ABP authorized pursuant to its certificate of incorporation, as amended, through the Closing Date.

“ABP Memorandum” shall mean the confidential private placement memorandum of ABP, dated as of February 28, 2008 with respect to the offering relating to the Bridge Financing.

“ABP Notes” shall mean the collective reference to a maximum aggregate of (i) $15,000,000 maximum principal amount of 10% convertible secured promissory notes of ABP due February 28, 2009 that may be issued by ABP prior to the Effective Time of the Merger, and (ii) $1,250,000 principal amount of 10% Notes of ABP that were exchanged for a like principal amount of 10% Interim Notes of ABP issued prior to the date of this Agreement.

“ABP Principal Stockholders” shall mean the collective reference to Miller, Phillips, and Myatt or their designated Affiliates.

“ABP Additional Stockholders” means the collective reference to all holders of MIMS Common Stock as at or following the Effective Time of the Merger who are or were secured and unsecured creditors of Labock prior to the Effective Time of the Merger.

“ABP Stockholders” shall mean the collective reference to the holders of shares of ABP Common Stock as at the Effective Time of the Merger, including, without limitation, the ABP Principal Stockholders and the ABP Additional Stockholders.

“ABP Stockholders Meeting” means the special meeting of stockholders of ABP to be convened prior to the Closing Date, if required.

“ABP Warrants” shall mean the collective reference to:

(a) the warrants included in the Units sold in the Bridge Financing entitling the holder(s) to purchase a number of shares of ABP Common Stock equal to 100% of the number of shares of ABP Common Stock issuable upon conversion of the ABP Notes (the “ABP Note Conversion Shares”);

(b) the warrants issued to Spencer Clarke LLC and [Jesup & Lamont Securities, Inc.] (as placement agents in the Bridge Financing), entitling such Persons or their Affiliates to purchase a number of shares of ABP Common Stock equal to 10% of the number of ABP Note Conversion Shares.

   (c) the warrants (“Interim Warrants”) issued in connection with the Interim Financing.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Bridge Financing” shall mean the private placement of (i) up to $15,000,000 of units of securities of ABP (the “Units”) consisting of a maximum of 250 Units of $50,000 principal amount of ABP Notes and ABP Warrants, plus (ii) up to a maximum of 50 additional Units of $50,000 each, that may be sold to cover over-allotments, all as described in the ABP Memorandum.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall mean the date upon which the Merger shall be consummated.

“Creditor Settlement Agreements” shall mean the executory agreements entered into by ABP with certain of the secured and unsecured creditors of Labock prior to the Effective Time of the Merger, pursuant to which, inter alia, ABP has agreed or will agree to either (a) issue prior to the Effective Time of the Merger shares of ABP Common Stock, or (b) cause to be issued following the Effective Time of the Merger shares of MIMS Common Stock, representing Reserved MIMS Merger Shares, to such secured and unsecured creditors of Labock in order to consummate settlements of certain indebtedness and other obligations owed by Labock to such creditors.

“Dollar” and “$” means lawful money of the United States of America.

“Equity Financing” shall mean a maximum $25,000,000 private placement or public offering of equity securities of MIMS to be commenced as soon as practicable after Effective Time, and, as presently contemplated, shall consist of (A) $25,000,000 of convertible securities of MIMS, currently anticipated to be MIMS Preferred Stock, and (B) Equity Financing Warrants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Interim Financing” shall mean the private placement, consummated prior to the Bridge Financing, of (i) up to $1,500,000 10 % unsecured Notes (“Interim Notes”) and (ii) warrants entitling the holder to purchase one share of ABP Common Stock for each $1.00 of Interim Notes purchased.

“Knowledge” means the knowledge after reasonable inquiry.

“Labock” means Labock Technologies, Inc., a Florida corporation.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Merger Consideration” shall mean the collective reference to: (a) all shares of MIMS Common Stock issued to ABP Stockholders as at the Effective Time of the Merger pursuant to Section 1.7 (d) of this Agreement; (b) all Reserved MIMS Merger Shares to be issued following the Effective Time of the Merger pursuant to Section 1.7 (d) of this Agreement; (c) all MIMS Notes into which all ABP Notes shall be automatically converted as at the Effective Time of the Merger pursuant to Section 1.7(e) of this Agreement; and (d) all MIMS Warrants into which all ABP Warrants shall be automatically converted as at the Effective Time of the Merger pursuant to Section 1.7(f) of this Agreement.

“MIMS Common Stock” shall mean the shares of common stock of MIMS, $0.0001 par value per share.

“MIMS Notes” shall have the meaning set forth in Section 1.7(e) above, and shall refer to the maximum aggregate principal amount of 10% notes of MIMS issued at the Effective Time of the Merger, and in the form of Exhibit A annexed hereto and made a part hereof.

“MIMS Restated Charter” shall mean the amended and restated certificate of incorporation of MIMS to be (a) approved by the stockholders of MIMS, and (b) filed with the Secretary of State of the State of Florida on or immediately prior to the Closing Date and in the form of Exhibit C annexed hereto and made a part hereof.

“MIMS Warrants” shall have the meaning set forth in Section 1.7(f) above, and shall be in the form of Exhibit B annexed hereto and made a part hereof.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Placement Agent Shares” means the shares which may be issued to by APB to Spencer Clark LLC and Jesup & Lamont Securities Inc. pursuant to the Bridge Financing.

“Placement Agents Warrants” means the ABP warrants issued and to be issued by ABP to Spencer Clark LLC and Jesup & Lamont Securities Inc. pursuant to the Bridge Financing; which Placement Agents Warrants shall be exchanged for identical warrants to purchase MIMS Common Stock pursuant to this Agreement.

“Reserved MIMS Merger Shares” shall have the meaning set forth in Section 1.7.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE III -. REPRESENTATIONS AND WARRANTIES OF
ABP AND THE APB PRINCIPAL SHAREHOLDERS.

ABP and the ABP Principal Stockholders hereby jointly and severally represent and warrant to MIMS as follows:

3.1 Organization and Good Standing: Ownership of Shares. ABP is a corporation duly organized and validly existing under the laws of the State of Florida. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating ABP to issue, sell or transfer any stock or other securities of ABP except for the ABP Warrants to be issued in the Bridge Financing.

3.2 Corporate Authority. Each of the ABP Principal Stockholders individually has the power and authority, and ABP has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of ABP and is hereby authorized by the ABP Principal Stockholders. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which ABP is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to ABP or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of ABP.

3.3 ABP Capitalization.

(a) As at February 28, 2008, the ABP Stockholders, including the ABP Principal Stockholders are the persons set forth on Schedule 3.3 and, together with subsequent ABP Additional Stockholders included in an updated Schedule 3.3, shall be the owners of record and beneficially of 100% of the 26,416,000 shares of ABP Common Stock to be issued and outstanding as at the Closing Dateexclusive of the Placement Shares. Prior to the Effective Time of the Merger, ABP will update Schedule 3.3 to include all ABP Additional Stockholders and also list thereon the owners of record of all outstanding ABP Notes and ABP Warrants sold in the Bridge Financing (collectively, with the ABP Common Stock, the “ABP Securities”).

(b) As at the date hereof (i) an aggregate of 22,416,000 shares of ABP Common Stock are issued and outstanding, all of which shares of ABP Common Stock have been issued to the APB Stockholders, and (ii) an aggregate of 4,000,000 additional shares of ABP Common Stock have been reserved for potential issuance to the ABP Additional Stockholders.

(c) To the Knowledge of ABP and the ABP Principal Stockholder, all issued and outstanding ABP Securities are or will be owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(d) As at the Closing Date, pursuant to its Certificate of Incorporation ABP shall be authorized to issue an aggregate of 100,000,000 shares of ABP Common Stock, of which the ABP Stockholders shall own of record a maximum aggregate of 26,416,000 shares of ABP Common Stock.

(e) As at the Closing Date, ABP shall have issued and outstanding a maximum of $16,250,000 of ABP Notes and the applicable number of ABP Warrants that may be issued pursuant to the Bridge Financing, all as shall be set forth on Schedule 3.3; as the same shall be amended and updated through the Closing Date.

3.4 Access to Records. The corporate financial records, minute books and other documents and records of ABP have been made available to MIMS prior to the Closing hereof.

3.5 The ABP Memorandum.  ABP has supplied to MIMS a true copy of the ABP Memorandum issued in connection with the Bridge Financing. The disclosures set forth in the ABP Memorandum (as the same may be supplemented and amended through the Closing Date) are true and correct in all material respects and since the date of the ABP Memorandum there has not occurred any Material Adverse Event.

3.6 Taxes. ABP has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of the date hereof, and there are no deficiency notices outstanding.

3.7 Compliance with Laws. Except as set forth on Schedule 3.7, ABP has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of ABP.

3.8 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Articles of Incorporation or By-Laws of ABP;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which ABP is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, ABP or upon the properties or business of ABP; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of ABP.

3.9 Actions and Proceedings. ABP is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the ABP Financial Statements, and to its best knowledge, no material litigation, claims, assessments or Non-governmental proceedings are threatened against ABP except as set forth on Schedule 3.9 attached hereto and made a part hereof.

3.10 Agreements. Schedule 3.10 sets forth any material contract or arrangement to which ABP is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

3.11 Brokers or Finders. Except for fees paid and payable to the Placement Agents and other broker/dealers in connection with the Bridge Financing, no broker’s or finder’s fee will be payable by ABP in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by ABP or any of its Shareholders.

3.12 Full Disclosure. No representation or warranty by ABP in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by ABP pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of ABP.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF MIMS

MIMS hereby represents and warrants to ABP and the ABP Stockholders, as follows:

4.1 Organization and Good Standing. MIMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. MIMS has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

4.2 Corporate Authority. MIMS has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of MIMS as required by Nevada law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which MIMS is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to MIMS or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of MIMS.

4.3 MIMS Capitalization. As of the date of this Agreement, MIMS is authorized to issue 100,000,000 shares of MIMS Common Stock, $0.0001 par value per share. An aggregate of 10,034,000 shares of MIMS Common Stock are issued and outstanding, and no other shares of MIMS Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants. The MIMS Principal Stockholder currently owns in the aggregate 6,500,000 outstanding shares of MIMS Common Stock. Prior to the Effective Time of the Merger, MIMS shall effect the Charter Amendment contemplated by Section 6.6 of this Agreement.

4.4 MIMS Financial Statements; Assets and Liabilities.

(a) The Form SB2 of MIMS filed with the SEC on July 17, 2007 includes the audited balance sheet as at June 30, 2007, and the statement of operations and statement of cash flows of MIMS for the fiscal period then ended (the “MIMS 2007 Audited Financial Statements”). The Form 10QSB for the first quarter of fiscal 2008 of MIMS and the Form 10QSB for the second quarter of fiscal 2008 of MIMS includes the unaudited balance sheets as at September 30, 2007 and December 31, 2007, respectively, and the statement of operations and statement of cash flows of MIMS for the three months and six months ended September 30, 2007 and December 31, 2007, respectively (the “MIMS 2007 Financial Statements”). Except as set forth on the MIMS Balance Sheet as at December 31, 2007 or otherwise disclosed on Schedule 3.4, as at December 31, 2007 and for all periods subsequent thereto, MIMS has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of MIMS are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b) MIMS has no operating assets or liabilities, and has not conducted any trade or business activities whatsoever, other than as set forth on Schedule 3.4 annexed hereto.

4.5 No Material Adverse Changes. Since December 31, 2007:

(a) except for indebtedness of approximately $18,000 that will be outstanding as at the Closing Date, there has not been any liabilities or other indebtedness incurred by MIMS;

(b) there has not been any material adverse changes in the financial position of MIMS except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of MIMS, and will be consistent with the representations made by MIMS hereunder.

(c) there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of MIMS whether or not covered by insurance;

(d) there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of MIMS capital stock;

(e) there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by MIMS of any properties or assets; or

(f) there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(g) there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(h) there has not been any increase in the annual level of compensation of any executive employee of MIMS;

(i) except in the ordinary course of business, MIMS has not entered into or modified any contract, agreement or transaction; and

(j) MIMS has not issued any equity securities or rights to acquire equity securities.

4.6 Taxes. MIMS has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

4.7 Compliance with Laws. MIMS has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of MIMS or the trading market for the MIMS Shares and specifically, and MIMS has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

4.8 Actions and Proceedings. MIMS is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against MIMS.

4.9 Reports and Registration Statements. MIMS is current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All such reports and registration statements pursuant to the Securities Act of 1933, as amended, filed by MIMS with the SEC (collectively, “SEC Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

4.10 Disclosure. MIMS has (and at the Closing it will have) disclosed in writing to ABP all events, conditions and facts materially affecting the business, financial conditions or results of operation of MIMS all of which have been set forth herein. MIMS has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

4.11 Access to Records. The corporate financial records, minute books, and other documents and records of MIMS have been made available to ABP prior to the Closing hereof.

4.12 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Articles of Incorporation or By-Laws of MIMS;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which MIMS is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, MIMS or upon the securities, properties or business to MIMS; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.14 Brokers or Finders. No broker’s or finder’s fee will be payable by MIMS in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of MIMS.

4.15 Authority to Execute and Perform Agreements. MIMS has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of MIMS enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by MIMS of this Agreement, in accordance with its respective terms and conditions will not:

(a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to MIMS, or any instrument, contract or other agreement to which MIMS is a party or by or to which MIMS is bound or subject; or

(c) result in the creation of any lien or other encumbrance on the assets or properties of MIMS.

4.16 Mergerco. Mergerco was incorporated on February 1, 2008, solely for the purpose of consummating the Merger, and from its date of formation to the Closing Date of the Merger, shall conduct no business or incur any assets or liabilities, except relating to the Merger.

4.17 Full Disclosure. No representation or warranty by MIMS in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by MIMS pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of MIMS.

ARTICLE V - CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Obligations of ABP and the ABP Principal Stockholders. All obligations of ABP and the ABP Principal Stockholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by Miller, as the representative of the ABP Principal Stockholders (the “ABP Stockholders’ Representative):

(a) The representations and warranties by or on behalf of MIMS and Mergerco contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b) MIMS, Mergerco and the MIMS Principal Stockholder shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing, including, without limitation, all of the covenants and agreements of MIMS, Mergerco and the MIMS Principal Stockholder set forth in Section 6.6 and Section 6.7 of this Agreement..

(c) On the Closing Date, MIMS shall, pursuant to such agreements and instruments of guaranty and assumption acceptable to ABP and its legal counsel, expressly (i) guaranty and assume all of the obligations of ABP under and pursuant to the securities purchase agreement between ABP and each of the holders of the Units sold in the Bridge Financing (the “Bridge Financing SPA”), and all exhibits to such Bridge Financing SPA, including, without limitation, the ABP Notes, ABP Warrants, Registration Rights Agreement and Pledge Agreement (collectively, with the Bridge Financing SPA, the “Bridge Financing Documents”) and (ii) assume all of the obligations of ABP under and pursuant to the Creditor Settlement Agreements (other than agreements which Mims is a Party).

(d) On the Closing Date, the MIMS Principal Stockholder and an executive officer of Mergerco shall have delivered to ABP a certificate, duly executed by such Person(s) and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of MIMS and Mergerco set forth in this Agreement are true and correct in all material respects.

(e) On or before the Closing, the Certificate of Merger shall have been duly executed and ready to be filed with the Secretary of State of the State of Florida.

(f) By their execution of this Agreement, each of the ABP Principal Stockholders and the MIMS Principal Stockholder have approved the Merger, the Restated MIMS Charter and all of the other transactions contemplated by this Agreement.

(g) On or before the Closing Date, the MIMS Principal Stockholder shall have contributed back to the capital of MIMS an aggregate of six million four hundred and fifty thousand (6,450,000) shares of MIMS Common Stock currently owned of record and beneficially by the MIMS Principal Stockholder (the “Capital Contribution”). The 6,450,000 shares of MIMS Common Stock contributed back to capital by the MIMS Principal Stockholder shall be cancelled immediately prior to the Effective Time. As a result of such Capital Contribution and cancellation, not more than 3,584,000 shares of MIMS Common Stock shall be issued and outstanding as at the Effective Time of the Merger, of which 50,000 shares of MIMS Common Stock shall be owned of record and beneficially by the MIMS Principal Stockholder.

(h) On or before the Closing Date, MIMS shall have amended the certificate of incorporation of MIMS to (i) increase to 250,000,000 shares of MIMS Common Stock the authorized number of shares of MIMS Common Stock, (ii) authorize for issuance up to 10,000,000 shares of preferred stock, containing such rights, privileges and preferences as the board of directors may, from time to time determine, and (iii) change the corporate name of MIMS to Advanced Blast Protection Corporation or such other name as shall be acceptable to the ABP Principal Stockholders, all pursuant to the MIMS Restated Charter. On the Closing Date, MIMS shall have sufficient authorized shares of MIMS Common Stock authorized to complete the Merger and issue the maximum number of shares of MIMS Common Stock that may constitute Merger Consideration.

(i) At the Closing, all instruments and documents delivered to ABP and the Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for ABP.

(j) MIMS shall have issued to the ABP Stockholders or the Exchange Agents (to be held on behalf of the ABP Stockholders pending delivery of their ABP Notes) the MIMS Common Stock, the MIMS Notes and the MIMS Warrants.

(k) As at the Closing Date, other than a maximum of $18,000, MIMS shall have no outstanding expenses, obligations, liabilities or contingencies of any kind.

(l) Immediately prior to the Effective Time of the Merger, there shall not be issued or committed to be issued any warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either MIMS Common Stock or preferred stock of MIMS.

(m) As at the Closing, the MIMS Principal Stockholder and all other officers and directors of MIMS shall have tendered their resignations and shall release MIMS from any further liability or obligation (including accrued wages or compensation) owed to such Persons.

(n) At the Closing, the Merger Consideration to be issued and delivered hereunder will, when so issued and delivered, constitute valid and legally issued shares of MIMS Common Stock, MIMS Notes, and MIMS Warrants that are fully paid and non-assessable.

(o) ABP shall have completed an amount of the Bridge Financing reasonably acceptable to the board of directors of ABP.

5.2 Conditions Precedent to the Obligations of MIMS. All obligations of MIMS under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by MIMS):

(a) The representations and warranties by ABP and the ABP Principal Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b) ABP and the ABP Principal Stockholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing.

(d) On or before the Closing, the Certificate of Merger shall have been duly executed and ready for filing with the Secretary of State of the State of Florida.

(e) On or before the Closing, the ABP Principal Stockholders shall continue to own a majority of the issued and outstanding shares of ABP Common Stock and shall have ratified and approved the Merger and all of the other transactions contemplated by this Agreement.

(g) Not in excess of 5% of the total issued and outstanding shares of ABP Common Stock shall advise MIMS or ABP that they dissent from or otherwise object to the Merger.

(h) On the Closing Date, the ABP Principal Executive Officer shall have delivered to MIMS a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of ABP set forth in this Agreement are true and correct in all material respects.

ARTICLE VI - COVENANTS

6.1 Corporate Examinations and Investigations. Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

6.2 Further Assurances. The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

6.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, MIMS, the ABP Principal Stockholders and the ABP Principal Executive Officer agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a Court of proper jurisdiction.

6.4 SEC Filings. On or prior to the Closing Date, MIMS shall continue to file and be current in its filings of all periodic reports required to be filed with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In addition, MIMS shall, not later than four (4) Business Days following the Merger file with the SEC a Form 8-K Interim Report containing therein full disclosure of the Merger and the business, management and risk factors attributable to ABP, including, to the extent required under the Exchange Act or Regulation S-X of the Securities Act of 1933, as amended, requisite certified financial statements of Labock.

6.5 Voting of Shares. By their execution of this Agreement, each of the ABP Principal Stockholders (subject only to satisfaction of the conditions precedent set forth in Section 5.1), on one hand, and the MIMS Principal Stockholder (subject only to satisfaction of the conditions precedent set forth in Section 5.2), on the other hand, do hereby irrevocably and unconditionally covenant and agree, to vote all of their voting shares of ABP Common Stock and all of their voting shares of MIMS Common Stock at such Stockholders Meetings IN FAVOR of the Merger, the MIMS Restated Charter and all other transactions contemplated hereby requiring MIMS stockholder approval.

6.6 MIMS Restated Charter.  Immediately following the Effective Time of the Merger, MIMS shall have filed the MIMS Restated Charter in the form of Exhibit C or otherwise in form and content satisfactory to the ABP Principal Stockholders with the Secretary of State of the State of Nevada.

6.7 Boards of Directors. At the Effective Time of the Merger, the initial Board of Directors of MIMS shall consist of five (5) Persons, all of whom shall be Persons designated by the ABP Principal Stockholders. In addition, two (2) of such directors shall be independent directors (as defined in the Sarbanes Oxley Act of 2002 or rules of the stock exchange on which MIMS trades, and one of whom shall be a financial expert).

6.8 Lock-up Agreements. On the Effective Time of the Merger, each of the ABP Principal Stockholders, and the Placement Agents in the Bridge Financing, and their Affiliates shall execute and deliver to MIMS identical agreements (the “Lock-up Agreements”), pursuant to which:

(a) the ABP Principal Stockholders shall agree not to effect any public sales of their MIMS Common Stock for a minimum of 12 months from the Effective Time of the Merger, and thereafter, to the extent any of such Persons shall elect to make public sales, such selling stockholders shall effect sales every ninety (90) days of not more than 25% of their aggregate number of shares of MIMS Common Stock and then in pro-rata amounts as their respective individual holdings in MIMS Common Stock bears to all of the shares of MIMS Common Stock owned by all ABP Principal Stockholders; and

(b)  the Placement Agents or their Affiliates shall agree not to effect any public sales of their MIMS Common Stock for a minimum of 12 months from the Effective Time of the Merger, and thereafter, to the extent any of such Persons shall elect to make public sales under Rule 144 or otherwise, such selling stockholders shall effect sales every ninety (90) days of not more than 25% of their aggregate number of shares of MIMS Common Stock and then in pro-rata amounts as their respective individual holdings in MIMS Common Stock bears to all of the shares of MIMS Common Stock owned by both Placement Agents or their Affiliates.

6.9 Stock Option Plan. Prior to the Effective Time of the Merger, the board of directors of MIMS shall approve and shall submit to the vote of the MIMS stockholders, an incentive stock option plan for key employees, directors, consultants and others providing services to MIMS, pursuant to which up to 10,000,000 shares of MIMS Common Stock shall be authorized for issuance upon such terms and conditions as shall be recommended by the compensation committee and approved by a majority of the members of the board of directors (the “MIMS Stock Option Plan”).

6.10 Indemnification of Officers and Directors.  It is the intention of the Parties that MIMS shall indemnify its officers and directors to the fullest extent permitted by Nevada law. In such connection, the Parties agree not to amend the certificates of incorporation or by-laws of MIMS or ABP if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of MIMS and ABP, as the same are in effect immediately prior to the Effective Time of the Merger.

6.11 Expenses. It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of ABP, and neither MIMS nor the MIMS Principal Stockholder shall be responsible for any such expenses or fees associated with such filings.

6.12 Equity Financing. Following the Effective Time of the Merger, all of the Parties hereto shall use their collective best efforts to consummate the Equity Financing.

6.13 Specific Performance.

(a) Each of ABP and the ABP Principal Stockholders acknowledge and agree that the Bridge Financing is being consummated in partial reliance upon the fact that ABP or its successor entity would become a publicly traded corporation by not later than twenty Business Days following completion of the Bridge Financing (scheduled to occur on or before June 30, 2008). Accordingly, each of ABP and the ABP Principal Stockholders do hereby acknowledge and agree that, absent only a material breach by MIMS of its representations and warrants or the failure on the part of MIMS to perform any of its material covenants and agreements contained herein, if ABP or the ABP Principal Stockholders shall fail or refuse to timely perform their respective covenants and agreements contained herein (including those set forth in Section 5) that would make it impossible or impracticable for MIMS to consummate by July 31, 2008 (the “Outside Merger Date”), the Merger contemplated hereby, the holders of the ABP Notes and ABP Warrants as well as MIMS would have no adequate remedy at law. Accordingly, each of ABP and the ABP Principal Stockholders do hereby agree that, in addition to any other remedies available to it or them at law or in equity, any of the holders of the ABP Notes and ABP Warrants and/or MIMS or their legal representative may seek and obtain from any federal or state court of competent jurisdiction in New York, New York, specific performance of this Agreement. Each of ABP and the ABP Principal Stockholders do hereby consent to the jurisdiction of such federal or state court of competent jurisdiction in New York, New York.

(b) Each of MIMS and the MIMS Principal Stockholder acknowledge and agree that the Bridge Financing is being consummated in partial reliance upon the fact that ABP or its successor entity would become a publicly traded corporation. Accordingly, each of MIMS and the MIMS Principal Stockholder do hereby acknowledge and agree that, absent only a material breach by ABP and the ABP Principal Stockholders of their representations and warrants or the failure on the part of ABP or the ABP Principal Stockholders to perform any of their material covenants and agreements contained herein, if MIMS or the MIMS Principal Stockholder shall fail or refuse to timely perform their respective covenants and agreements contained herein (including those set forth in Section 5) that would make it impossible or impracticable for ABP to consummate by the Outside Merger Date the Merger contemplated hereby, ABP, the ABP Principal Stockholders and/or the holders of ABP Notes would have no adequate remedy at law. Accordingly, each of MIMS and the MIMS Principal Stockholder do hereby agree that, in addition to any other remedies available to it or them at law or in equity, any of ABP, the ABP Principal Stockholders and/or the holders of the ABP Notes or their legal representative may seek and obtain from any federal or state court of competent jurisdiction in New York, New York, specific performance of this Agreement. Each of MIMS and the MIMS Principal Stockholder do hereby consent to the jurisdiction of such federal or state court of competent jurisdiction in New York, New York.

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing.

ARTICLE VIII - MISCELLANEOUS

8.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

8.3 Assignment. This Agreement is not assignable except by operation of law.

8.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the Parties of this Agreement shall be as follows:

To: MIMS:
Micro Mammoth Solutions
1511 Dowd Road
Winter Park, Florida 32792
Attn: James Watson, President
tel: (407) 529-7144
email: jamesw@lmimortgage01.com

with a copy to:	Barbara Moran, Esq.
Law Office of Barbara A. Moran
1375 Semoran Boulevard
Casselberry, FL 32707
(407) 263-4026
email: bamoranesq@yahoo.com

To: ABP and the ABP Principal Stockholders:

Advanced Blast Protection, Inc.
Biscayne Center
11190 Biscayne Boulevard
Suite 700
Miami, FL 33181
Tel: (305) 891-4105
Attention: Dr. Warren R. Phillips, President
email: warrenrphillips@msn.com

with a copy to:	Stephen A. Weiss, Esq.
Hodgson Russ, LLP
1540 Broadway
24th Floor
New York, NY 10036
(212) 751-4300
email: sweiss@hodgsonruss.com

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5 Governing Law. This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of Florida, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.7 Entire Agreement. This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.11 Binding Effect. This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

8.12 Press Releases. The Parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

[the balance of this page intentionally left blank - signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ATTEST:		MICRO MAMMOTH SOLUTIONS, INC.
(a Florida corporation)

		By:	/s/ James Watson
	, Secretary		James Watson, President

ATTEST:		ABP ACQUISITION CORP.
(a Florida corporation)

		By:	/s/ James Watson
Secretary			James Watson, President

ATTEST:		ADVANCED BLAST PROTECTION, INC.
(a Florida corporation)

		By:	/s/ Dr. Warren R. Phillips
Secretary			Dr. Warren R. Phillips,
Chairman and Chief Executive Officer

ABP PRINCIPAL STOCKHOLDERS:

/s/ Martin Miller
Martin Miller

/s/ Dr. Warren R. Phillips
Dr. Warren R. Phillips

/s/ Jason Myatt
Jason Myatt

MIMS PRINCIPAL STOCKHOLDERS:

/s/ James Watson
James Watson